Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Name	U.S. State or Country of Organization
Arconic Architectural Products LLC*	Delaware
Arconic Architectural Products SAS	France
Arconic China Investment Company Ltd.	China
Arconic China Processing LLC	Delaware
Arconic Davenport LLC*	Delaware
Arconic Extrusions Hannover GmbH	Germany
Arconic France Holding SAS	France
Arconic Hungary Finance Kft	Hungary
Arconic Kofem Mill Products Kft	Hungary
Arconic Kunshan Aluminum Products Company, Ltd.	China
Arconic Lafayette LLC*	Delaware
Arconic Lancaster Corp.*	Delaware
Arconic Manufacturing GB Limited	United Kingdom
Arconic Massena LLC*	Delaware
Arconic Nederland Holding B.V.	Netherlands
Arconic Qinhuangdao Aluminum Industries Co., Ltd.	China
Arconic Technologies LLC	Delaware
Arconic Tennessee LLC*	Delaware
Arconic UK Finance	United Kingdom
Arconic UK Holdings Limited	United Kingdom
Kawneer Commercial Windows LLC*	Pennsylvania
Kawneer Company Canada Limited*	Canada
Kawneer Company, Inc.*	Delaware
Kawneer France SAS	France
Kawneer Nederland B.V.	Netherlands
Kawneer U.K. Limited	United Kingdom
Pimalco, Inc.*	Arizona

The names of particular subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute, as of the end of the year covered by this report, a “significant subsidiary” as defined in Regulation S-X under the Securities Exchange Act of 1934, as amended.

*In 2022, the Registrant established two new subsidiaries in anticipation of the completion of a legal entity reorganization by the end of the calendar year. These two subsidiaries, Arconic US LLC and Arconic BCS Holdings LLC did not constitute, individually or in the aggregate, a significant subsidiary as of the end of the business day on December 31, 2022. Effective 11:59 p.m. Eastern Standard Time on December 31, 2022, the following mergers, dissolutions, and contributions occurred:
•Arconic Davenport LLC, Arconic Lafayette LLC, Arconic Lancaster Corp., Arconic Massena LLC, Arconic Tennessee LLC, and Pimalco, Inc. were merged into Arconic US LLC and were dissolved;
•Kawneer Commercial Windows LLC was merged into Kawneer Company, Inc. and was dissolved; and
•Arconic BCS Holdings LLC became the direct parent company of Arconic Architectural Products LLC, Kawneer Company Canada Limited, and Kawneer Company, Inc..